UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report:  March 6, 2013

(Date of earliest event reported)

MRI INTERVENTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54575	58-2394628
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation or organization)	Number)	Identification No.)

One Commerce Square, Suite 2550
Memphis, Tennessee	38103
(Address of principal executive offices)	(Zip Code)

(901) 522-9300

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

MRI Interventions, Inc. (the “Company”) entered into a Co-Development and Distribution Agreement with Brainlab AG (“Brainlab”), effective as of April 5, 2011, as amended by that certain First Amendment dated as of July 18, 2011 (as amended, the “Distribution Agreement”), pursuant to which the Company granted Brainlab certain distribution rights with respect to the Company’s ClearPoint system products. Concurrent with the execution of the Distribution Agreement, the Company issued a 10% subordinated secured convertible note to Brainlab, dated as of April 5, 2011 (the “April 2011 Note”), which evidenced a $2,000,000 loan made by Brainlab to the Company at that time.

Under its original terms, the April 2011 Note was convertible into shares of the Company’s preferred stock in the event the Company closed a “qualified financing,” which was defined as an equity financing in which the Company issued shares of its preferred stock and received at least $10.0 million in net proceeds. In addition, though, the April 2011 Note was amended in February 2012 to provide Brainlab the right to elect to convert the note into shares of the Company’s common stock at a conversion price of $0.60 per share at any time on or before February 23, 2013, regardless of whether a qualified financing occurred.

On February 21, 2013, in accordance with the terms of the April 2011 Note, Brainlab delivered notice to the Company of its election to convert the April 2011 Note into shares of the Company’s common stock at the conversion price of $0.60 per share.  However, prior to the issuance of those conversion shares, on March 6, 2013, the Company and Brainlab reached an agreement to modify the terms of the note. As a result, Brainlab revoked its election to convert the April 2011 Note into shares of the Company’s common stock, and the Company did not issue Brainlab any conversion shares. On March 6, 2013, the Company issued an Amended and Restated Subordinated Secured Note to Brainlab (the “Amended and Restated Note”) which amends the April 2011 Note (i) to remove the equity conversion feature, such that the Amended and Restated Note is not convertible into any shares of the Company’s capital stock, (ii) to reduce the interest rate, beginning March 6, 2013, from 10% per year to 5.5% per year, (iii) to permit prepayment and the incurrence of certain additional debt, and (iv) to reflect a new note principal balance of $4,289,444, which represents the sum of the original principal balance of the April 2011 Note in the amount of $2,000,000, plus interest accrued under the April 2011 Note through March 6, 2013 in the amount of $389,444, plus $1,900,000. The Amended and Restated Note completely replaces and supersedes the April 2011 Note. The maturity date of the Amended and Restated Note is April 5, 2016, and principal and accrued interest under the Amended and Restated Note are payable in a single installment upon maturity.

In addition to the Amended and Restated Note, on March 6, 2013 the Company and Brainlab also entered into an amendment to the Distribution Agreement (the “Second Amendment”). The Second Amendment deletes from the Distribution Agreement provisions that pertain to the equity conversion feature of Brainlab’s note.

The foregoing description of the terms and conditions of the Amended and Restated Note and the Second Amendment is only a summary and is qualified in its entirety by the full text of the Amended and Restated Note and the Second Amendment, the forms of which are filed as Exhibits 4.1 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index immediately following signature page.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MRI INTERVENTIONS, INC.

By:	/s/ Oscar L. Thomas
Oscar L. Thomas
Vice President, Business Affairs

Date:     March 7, 2013

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Subordinated Secured Note Due 2016 issued to Brainlab AG
10.1	Second Amendment to Co-Development and Distribution Agreement between the Company and Brainlab AG